Cooperation Agreement

This Cooperation Agreement (this “Agreement”), dated as of May 30, 2023, is by and between Triumph Group, Inc., a Delaware corporation (the “Company”), and Vision One Fund, LP, a Cayman Islands exempted limited partnership, on behalf of the entities listed on Schedule A (Vision One Fund, LP, together with such entities listed on Schedule A, the “Stockholder”). The Company and the Stockholder are sometimes together referred to herein as the “Parties,” and each, a “Party.”

1.
Company Board and Related Matters.
(a)
Board Actions. As of the date of this Agreement, the Company’s board of directors (the “Board”) and all applicable committees of the Board have determined that Courtney R. Mather (the “New Director”) is “independent” under the rules and regulations of the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
(b)
2023 Annual Meeting Nominees. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) shall include only nine (9) directors consisting of (i) the New Director and (ii) eight (8) additional nominees who shall be selected by the Company in its sole discretion. The Company shall list the New Director and the other nominees selected by the Board in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommend that the Company’s stockholders vote in favor of the election of the nominees and otherwise support the nominees.
(c)
Size of Board. Following the 2023 Annual Meeting and until the Expiration Date (as defined below), the size of the Board shall not exceed nine (9) directors unless (A) the Stockholder shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) and (B) the increase in the size of the Board is unanimously approved by all members of the Board other than the New Director.
(d)
Replacement Rights. If the New Director (or any Replacement Director (as defined below), if applicable) is unable or unwilling to serve as a director for any reason, resigns as a director or is removed as a director prior to the Expiration Date, and at such time the Stockholder has aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) representing at least 650,106 shares of common stock of the Company (“Common Stock”), par value $0.001 per share (the “Minimum Ownership Threshold”), the Stockholder shall have the ability to recommend a substitute person reasonably acceptable to the Board and the Nominating, Governance and Sustainability Committee of the Board (the “NGSC”), which acceptance shall not be unreasonably withheld, conditioned or delayed (any such replacement nominee shall be referred to as a “Replacement Director”). Any Replacement Director recommended by the Stockholder shall be required to (i) qualify as “independent” under the NYSE listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including providing the Onboarding Documentation (as defined below)). The NGSC, after taking into account the qualifications, relevant financial, business and industry experience of the proposed Replacement Director, shall promptly make its determination and recommendation regarding whether such person so qualifies after (A) such nominee has submitted the Onboarding Documentation, (B) representatives of the Board have conducted customary interview(s) of such nominee and (C) the NSGC has completed its diligence process with regard to such nominee to its reasonable satisfaction. In the event the NSGC does not accept a substitute person recommended by the Stockholder as the Replacement Director (which acceptance shall not be unreasonably withheld, conditioned or delayed), the Stockholder shall have the right to recommend additional substitute person(s), whose appointment shall be subject to the NSGC recommending such person in accordance with the procedures described above and the Board’s vote to appoint such person in accordance with the procedures described below. Upon the recommendation of a nominee as the Replacement Director by the NSGC, the Board shall vote on the appointment of such Replacement Director to the Board after the NSGC’s recommendation of such Replacement Director. It is understood and agreed that, subject to providing updated

Onboarding Documentation (which does not disclose any new conflict or other new issue not disclosed in Mr. Acero’s questionnaire submitted to the Company on April 12, 2023, which the NSGC reasonably believes would adversely impact Mr. Acero’s service to the Board or the Company), Julio C. Acero shall be considered an acceptable Replacement Director. Any Replacement Director appointed to the Board in accordance with this Section 1(d) will comply with the terms and conditions applicable to the New Director under this Agreement. Following the appointment of any Replacement Director to replace the New Director (or any Replacement Director) in accordance with this Section 1(d), all references to the New Director herein shall be deemed to include such Replacement Director (it being understood that this sentence shall apply whether or not references to the New Director expressly state that they include such Replacement Director). If the Stockholder’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of the shares of Common Stock decreases to less than the Minimum Ownership Threshold, the right of the Stockholder pursuant to this Section 1(d) to participate in the recommendation of a Replacement Director to fill the vacancy caused by the resignation or removal of the New Director or any Replacement Director shall terminate. Prior to the appointment of any Replacement Director to the Board, the Replacement Director will submit to the Company the Onboarding Documentation. For the purpose of this Agreement, the term “Onboarding Documentation” shall mean (A) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required by the Company’s policies and procedures applicable to all other non-management directors in connection with the appointment or election of new Board members (including, without limitation, a written consent to a customary background check by a third party), (B) a written acknowledgement in substantially the form entered into by the other directors of the Company that the Replacement Director agrees to be bound by all current policies, codes and guidelines applicable to all other non-management directors of the Company and (C) such other information reasonably requested by the Company including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check. Each of the Company and the Stockholder agrees that, prior to being appointed to the Board in accordance with this Agreement, the Replacement Director shall have delivered to the Company the Onboarding Documentation.
(e)
Vacancies. Following the 2023 Annual Meeting and until the Expiration Date, in the event that there is any vacancy on the Board, for any reason other than as set forth in Section 1(d), subject to the Stockholder meeting the Minimum Ownership Threshold, the Stockholder shall have the right to recommend a candidate to fill such vacancy, who, subject to the next sentence herein, may be Julio C. Acero or a substitute person (a “Substitute Director”), and the Company, the Board and the NSGC shall give due consideration to such candidate recommended by the Stockholder in light of, among other things, the Stockholder’s level of ownership of Common Stock at such time as compared to the Stockholder’s current level of ownership, and the qualifications, skillsets, relevant financial, business and industry experience, and diversity of such candidate. It is understood and agreed that, subject to providing updated Onboarding Documentation (which does not disclose any new conflict or other new issue not disclosed in Mr. Acero’s questionnaire submitted to the Company on April 12, 2023, which the NSGC reasonably believes would adversely impact Mr. Acero’s service to the Board or the Company), Julio C. Acero shall be considered an acceptable Substitute Director. In the event that the Company, the Board and the NSGC determine to nominate or appoint such candidate recommended by the Stockholder to fill such vacancy on the Board, such candidate shall be subject to the each of requirements applicable to Replacement Directors set forth in Section 1(d).
(f)
Committee Appointments. Effective upon Mr. Mather’s election to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint Mr. Mather to the Finance Committee of the Board. In accordance with the immediately preceding sentence, the Board and the Finance Committee thereof shall take all necessary actions to maintain such New Director as a member of such committee until the Expiration Date; provided that during such period such New Director remains eligible to serve on such committee under the applicable rules and regulations of the NYSE and the SEC. Upon the appointment or election of any Substitute Director, then the Board and all applicable committees thereof shall give any such Substitute Director the same due consideration for membership to each committee of the Board as any other independent director.

(g)
Voting. Until the Expiration Date, the Stockholder shall, or shall cause its respective Affiliates (as defined below), Associates (as defined below) or representatives to, appear in person or by proxy at any annual meeting or special meeting and vote all shares of Common Stock, over which the Stockholder, its Affiliates or Associates respectively has voting power in accordance with the Board’s recommendations at any annual meeting or special meeting with respect to (i) the election or removal of directors and (ii) all other matters and proposals up for a stockholder vote; provided, however, that in the event that both Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise than the Board with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election or removal of directors), the Stockholder will be permitted to vote in accordance with the ISS or Glass Lewis recommendation in its discretion; provided, further, that the Stockholder and its Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction. The term “Extraordinary Transaction” shall mean any tender offer, exchange offer, merger, consolidation, acquisition requiring a shareholder vote, scheme, arrangement, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units in each case requiring a shareholder vote, business combination requiring a shareholder vote, recapitalization, restructuring or reorganization in each case requiring a shareholder vote, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) requiring a shareholder vote.
(h)
Withdrawal of Nomination Notice. Concurrently with the execution of this Agreement, the Stockholder hereby withdraws, and shall be deemed to have withdrawn, its notice of nomination of directors for the 2023 Annual Meeting (including, for the avoidance of doubt, any proposal contained therein), dated April 12, 2023.
(i)
Confidentiality Agreement. Concurrently with the execution of this Agreement, the Company, the Stockholder and the New Director are entering into a confidentiality agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”).
(j)
Observer Agreement. Concurrently with the execution of this Agreement, the Company, the Stockholder and Julio C. Acero are entering into an observer agreement in the form attached hereto as Exhibit B (the “Observer Agreement”), pursuant to which, among other things, such parties are agreeing that, commencing on the date hereof until the Company’s 2024 annual meeting of stockholders, Mr. Acero shall serve as an observer on the Board, pursuant to the terms of the Observer Agreement. The Parties agree that, commencing on the date hereof until conclusion of the elections at the 2023 Annual Meeting, Mr. Mather shall serve as an observer on the Board, pursuant to the terms of the Observer Agreement as applied to Mr. Mather rather than Mr. Acero as the observer thereunder, mutatis mutandis.
(k)
Company Policies. The Parties acknowledge and agree that the New Director and each Replacement Director and Substitute Director, as applicable, will agree, concurrently with his or her appointment to the Board, to abide by all Company policies and procedures applicable to members of the Board.
2.
Standstill. From the date hereof and continuing until the date pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s Amended and Restated Bylaws (“Bylaws”) with respect to the 2024 annual meeting of stockholders (the “Expiration Date”), so long as the Company has not breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Stockholder specifying any such breach, the Stockholder will not, and will cause its respective Associates and Affiliates not to, directly or indirectly:
(a)
solicit proxies, encourage or engage in any “solicitation” (as such term is used in the proxy rules in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or written consents of stockholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or make, encourage or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any nonbinding referendum with respect to the Company, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of the Company’s nominees or as otherwise specifically permitted by this Agreement;
(b)
except solely among the entities identified on Schedule A, form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with any person with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect (other than to the named proxies included in the Company’s proxy card for the 2023 Annual Meeting);
(c)
seek to call, alone or in concert, a special meeting of the stockholders of the Company or seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company;
(d)
(i) except as expressly permitted by this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;
(e)
advise, knowingly encourage, support, instruct or influence any person with respect to any of the matters covered by this Section 2 or with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1, or seek to do so;
(f)
institute, solicit or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries, its current or former directors or its officers (including derivative actions), each in their capacity as such, make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates; provided, however, that for the avoidance of doubt, the foregoing shall not prevent the Stockholder or any of its Affiliates from (i) any litigation, arbitration or other proceeding by the Stockholder to enforce the provisions of this Agreement or (ii) making any counterclaims with respect to any litigation, arbitration or other proceeding initiated by, or on behalf of, the Company against such Stockholder or its Affiliates.
(g)
enter into or maintain any economic, compensatory or pecuniary arrangements with any director of the Company or nominee for director of the Company with respect to such person’s role or service as a director of the Company (it being understood that such restriction shall not apply to any customary employment agreements, arrangements, benefit plans, benefit programs or other compensatory arrangements covering any director of the Company or nominee for director of the Company in such person’s capacity as an employee of the Stockholder or any of its Affiliates);
(h)
make any request or submit any proposal to amend or waive any of the terms of this Agreement which would reasonably be expected to result in a public announcement or public disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;
(i)
sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock to any third party that, to the knowledge of the Stockholder, has filed a Schedule 13D with respect to the Company; provided that nothing herein shall restrict or limit the Stockholder’s ability to sell any shares of Common Stock or any derivatives relating to Common Stock in an open market transaction (subject to applicable law, including federal securities laws);
(j)
make or submit any proposal, announcement, statement or request regarding: (i) controlling, changing or influencing the Board or management of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any tender offer, exchange offer, merger, consolidation, acquisition, scheme, arrangement, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, reorganization liquidation, dissolution, extraordinary dividend, share repurchase or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) or exploration thereof (it being understood that this clause 2(j)(ii) shall not restrict the Stockholder from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board) or (iii) any other material change in the Company’s or any of its subsidiaries’ operations, business, securities, assets, Certificate of Incorporation, Bylaws, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies;
(k)
enter into any negotiations, arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any third party to take any action or make any statement in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing (other than to communicate that the Stockholder is restricted from the foregoing);
(l)
except as expressly permitted by this Agreement, initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of stockholders;
(m)
take any action challenging the validity or enforceability of this Section 2 or this Agreement, or make or in any way advance any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement; provided, that the Stockholder may make confidential requests to the Board to amend, modify or waive any provision of this Section 2, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Stockholder and is made by the Stockholder in a manner that does not require the public disclosure thereof by the Company, the Stockholder or any other person; or
(n)
enter into any agreements or undertakings with any person with respect to the foregoing.

Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to (i) prevent the Stockholder from communicating privately with the Board or any of the Company’s senior executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or its Affiliates, the Stockholder or its Affiliates or any third party to make public disclosure with respect thereto, (ii) prevent the Stockholder from purchasing shares of Common Stock representing up to 4.9% of the then-outstanding Common Stock, or (iii) subject to Section 4(c), prevent the Stockholder from making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or the counterparty to such Extraordinary Transaction.

3.
Additional Agreements.
(a)
The Stockholder agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, (i) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement and (ii) a breach of this Agreement by an Affiliate or Associate of any member of the Stockholder, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such

Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Stockholder.
(b)
During the term of this Agreement, upon written request from the Company, the Stockholder will promptly provide the Company with information regarding the amount of Common Stock then beneficially or economically owned by the Stockholder.
(c)
The Company agrees that the Board shall take all necessary actions to hold the 2023 Annual Meeting on a date that is within 30 days before or after the date that is the one-year anniversary of the Company’s 2022 annual meeting of stockholders (i.e., within 30 days before or after July 15, 2023). Once the date for the 2023 Annual Meeting has been established and disclosed by the Company, except to the extent required by applicable law, any court of competent jurisdiction, or any governmental or regulatory body, including the SEC and the NYSE, the Company shall not change the date for the 2023 Annual Meeting without the written consent of the Stockholder (such consent not to be unreasonably withheld, conditioned or delayed); provided, for the avoidance of doubt, that the Company may adjourn and postpone the 2023 Annual Meeting for the purpose of meeting any requisite quorum requirement.
(d)
No later than the earliest date pursuant to which stockholder nominations for director elections are permitted pursuant to the Bylaws with respect to the 2024 annual meeting of stockholders, the Company shall provide notice to the Stockholder, the New Director and/or any Replacement Director or Substitute Director, as applicable, if the Company does not plan to include such director(s) in its slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the Company’s 2024 annual meeting of stockholders.
4.
Press Release; Public Filings; Non-Disparagement.
(a)
Press Release. The Parties agree that promptly following the execution and delivery of this Agreement by the Parties, the Company will issue a press release substantially in the form attached to this Agreement as Exhibit C.
(b)
Public Filings. The Parties agree that following the execution and delivery of this Agreement by the Parties, the Company will file with the SEC a Current Report on Form 8-K in respect of this Agreement, and, prior to the filing thereof, the Company shall provide the Stockholder and its counsel a reasonable opportunity to review and comment on such Form 8-K.
(c)
Non-Disparagement. From the date of this Agreement until the end of the Expiration Date, (i) so long as the Company has not breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Stockholder specifying any such breach, no member of the Stockholder or any of the its respective agents, subsidiaries, affiliates, successors, assigns, officers, partners, key employees or directors (including any persons holding substantially similar positions however titled) shall not in any way, make, or cause to be made (including, without limitation, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing), any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, slanders, impugns, criticizes, calls into disrepute, or otherwise defames or slanders or is reasonably likely to damage the reputation of the Company or the Company’s respective current or former officers or directors, stockholders, agents, attorneys or representatives, or any of the Company’s businesses, products or services and (ii) so long as neither the Stockholder nor the New Director has breached any material provision of this Agreement or the Confidentiality Agreement, as applicable, and failed to cure such breach within five (5) business days following the receipt of written notice from the Company specifying any such breach, neither the Company nor any of its subsidiaries (including such persons’ officers, directors and persons holding substantially similar positions however titled) shall not in any way, make, or cause to be made (including, without limitation, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing), any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, slanders, impugns, criticizes, calls into disrepute, or otherwise defames or slanders or is reasonably likely to damage the reputation of any member of the Stockholder or its respective Affiliates or any of its respective current or former officers or directors. The foregoing shall not restrict the ability of (A) any Party to this Agreement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such party from whom information is sought or (B) the Company to make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders, so long as such ordinary course communications are consistent with this Section 4.
5.
Representations of the Company. The Company represents and warrants to the Stockholder that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6.
Representations of the Stockholder. The Stockholder represents and warrants to the Company that (a) the Stockholder has the power and authority to execute and deliver this Agreement and to bind itself hereto (and Stockholder has the power and authority to execute and deliver this Agreement and to bind itself and the entities listed on Schedule A to this Agreement), (b) this Agreement has been duly and validly authorized, executed and delivered by the Stockholder, constitutes a valid and binding obligation and agreement of the Stockholder, and is enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and (c) the execution, delivery and performance of this Agreement by the Stockholder does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Stockholder, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Stockholder is a party or by which it is bound.
7.
Term. Unless otherwise mutually agreed in writing by each Party and except as otherwise provided in this Agreement, each Party’s obligations under this Agreement will extend until the Expiration Date; provided that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination. Notwithstanding anything in this Agreement to the contrary, this Section 7 and Section 9 through Section 17 shall survive the termination of this Agreement.
8.
Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall require any director to violate his or her fiduciary duties.
9.
Expenses. Each Party shall be responsible for its own fees and expenses in connection with, any discussions prior to the date hereof and the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Stockholder for its reasonable and documented out-of-pocket fees and expenses, including legal expenses, arising out of or related to the negotiation and execution of this Agreement and all other matters related to the Stockholder’s nomination of directors and proposed proxy contest relating to the 2023 Annual Meeting, in an amount not to exceed $75,000.
10.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no Party shall be bound by any contractual obligation to the other party until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).
11.
Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.
12.
APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CHOICE OR CONFLICT OF LAWS, PRINCIPLES OR RULES (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR PROCEEDING ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN ANY STATE COURT WITHIN THE STATE OF DELAWARE (OR, IF SUCH COURTS DECLINE TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.
13.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received if (a) given by email, when transmitted (with written confirmation of completed transmission other than any automated reply), (b) given by a nationally recognized overnight carrier (with written confirmation of delivery), three (3) business days after being sent or (c) if given by any other means, when actually received during normal business hours, to the parties hereto at the following addresses (or to such other address as such party may have specified in a written notice given to the other parties); provided that any notice delivered pursuant to clauses (b) or (c) of this Section 13 is also contemporaneously delivered to the email address of such party set forth below (for the avoidance of doubt, such email shall not in and of itself be deemed delivered given and received of such communications and legal process):

If to the Company:

Triumph Group, Inc.

555 E. Lancaster Avenue, Suite 400

Radnor, Pennsylvania 19087

Attention: Jennifer Allen

Email: jhallen@triumphgroup.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Marie L. Gibson; Richard J. Grossman

Email: marie.gibson@skadden.com; richard.grossman@skadden.com

If to you:

Vision One Fund, LP

c/o Vision One Management Partners, LP

800 Brickell Avenue, #601

Miami, Florida 33131

Attention: Courtney R. Mather

Email: courtney@visiononefund.com

With a copy (which shall not constitute notice) to:

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, New York 10017

Attention: Corby J. Baumann

Email: corby.baumann@thompsonhine.com

14.
Entire Agreement; Amendment. This Agreement, including exhibits and schedules attached to this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
15.
Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.
16.
No Third-Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.
17.
Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “or” is not exclusive.

[Signature Pages Follow]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

TRIUMPH GROUP, INC.

By: /s/ Daniel J. Crowley
Name: Daniel J. Crowley
Title: Chairman, President and Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

VISION ONE FUND, LP

By: /s/ Courtney R. Mather
Name: Courtney R. Mather
Title: CEO/CIO of Vision One Management Partners, LP

Investment Advisor to Vision One Fund, LP

[Signature Page to Cooperation Agreement]

Exhibit A

Confidentiality Agreement

Exhibit B

Observer Agreement

Exhibit C

Press Release

Schedule A

List of Vision One Entities

Vision One Management Partners, LP

Vision One Fund, LP

Vision One Management Partners GP, LLC

Vision One Fund Partners, LP

Vision One Management Partners Holdings, LP

Vision One Offshore Fund, LP

Vision One Onshore Fund, LP

Vision One Blocker I, LLC